Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES ANNOUNCES
RESIGNATION OF PRESIDENT AND CO-CEO
Gilchrist to Serve as Advisor

LOS ANGELES, December 8, 2005, - Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that Mr. Richard I. Gilchrist, President and Co-Chief Executive Officer has resigned from the Board effective immediately and will be stepping down from his role as an officer of the Company as of January 1, 2006. Thereafter, Mr.Gilchrist will serve as an advisor for a six month period and will consult with the company primarily on its development related activities.

Mr. Robert F. Maguire III, Chairman and Co-Chief Executive Officer of Maguire Properties, said, “Rick has played an instrumental role for many years, including the period of our transition to a public company and in implementing both our operational and growth strategies since our IPO in June 2003. We are grateful for his enormous contributions and pleased he will continue to work with our development team on some specific projects for an interim period. We have made significant strides this year including the recent announcement of our Maguire Macquarie Office venture, expanding our development pipeline in strong markets and paying down debt to utilize our balance sheet efficiently. We are confident that through the combination of our trophy quality assets, robust office markets, attractive development pipeline and seasoned management team, we are well positioned for continued growth and further shareholder value creation.”

Mr. Gilchrist added, “I returned to the company in 2002 to become President and Co-CEO with the goal of helping take Maguire Properties public and laying the foundation for the Company’s future growth. I am proud of what we have achieved and of our management team, and believe the Company now enjoys a unique platform for future success. While I have no immediate plans, I am pleased to serve as an interim advisor to assist with specific transition tasks. I then look forward to exploring other opportunities and accepting new challenges.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with joint ventures; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558